Exhibit 99.11

Consent to be Named as a Trustee of Colonial Properties Trust

     I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to be named as a person to become a trustee of Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), under the circumstances described in the registration statement on Form S-4 filed by Colonial with the Securities and Exchange Commission in connection with the merger of Cornerstone Realty Income Trust, Inc., a Virginia corporation, with and into a subsidiary of Colonial.

Date: February 9, 2005

/s/ Glade M. Knight
Glade M. Knight